Exhibit 99.1

VCA Antech, Inc. Reports Fourth Quarter 2008 Results and Provides Financial Guidance for 2009

  Fourth quarter revenue increased 6.7% to $303.2 million
  Fourth quarter gross profit increased 6.6% to $73.9 million
  Fourth quarter net income increased 4.3% to $25.7 million
  Fourth quarter diluted earnings per share increased 3.4% to $0.30

LOS ANGELES--(BUSINESS WIRE)--February 19, 2009--VCA Antech, Inc. (NASDAQ: WOOF), a leading animal healthcare company in the United States, today reported financial results for the quarter ended December 31, 2008, as follows: revenue increased 6.7% to a fourth quarter record of $303.2 million; gross profit increased 6.6% to $73.9 million; operating income increased 6.5% to $50.9 million; net income increased 4.3% to $25.7 million; and diluted earnings per share increased 3.4% to $0.30. Each fourth quarter of 2008 and 2007 included a benefit of $3.3 million and $3.5 million, respectively related to a decline in our estimated workers' compensation liability for previous years' policy periods. The benefit totaled $2.0 million and $2.2 million on an after-tax basis or $0.02 and $0.03 per diluted common share in 2008 and 2007, respectively.

We also reported our financial results for the year ended December 31, 2008, as follows: revenue increased 10.5% to a twelve-month record of $1.28 billion; gross profit increased 6.6% to $342.6 million; operating income increased 7.9% to $251.7 million; net income increased 9.9% to $133.0 million; and diluted earnings per share increased 9.9% to $1.55. The years ended December 31, 2008 and 2007 each included a benefit of $3.3 million and $3.5 million, respectively, or $0.02 per diluted share on an after-tax basis related to a decline in our estimated workers' compensation liability, as mentioned previously.

Bob Antin, Chairman and CEO, stated, “Although the challenging economic environment has impacted our ability to maintain historical organic growth rates, we have extended our long record of revenue and earnings growth. We remain focused on our clients and their pets, and we are proud of the professionals and staff in our hospitals who continue to have the trust of the pet owning community.

“Animal hospital revenue in the fourth quarter increased 9.4% to $229.0 million driven by acquisitions. Our consolidated animal hospital gross margin increased to 17.5% compared to 16.0% and the operating margin increased to 15.2% compared to 13.3% primarily due to the implementation of cost controls and synergies achieved from the larger revenue base. Although our same-store revenue remained essentially flat during the quarter, our same-store gross profit margin increased to 18.3% compared to 16.2%.

“We continue to focus on our hospital acquisition program. During the fourth quarter we acquired eight animal hospitals with over $31.7 million of annualized revenue, bringing the twelve-month total to $118.0 million.

“Laboratory revenue in the fourth quarter increased 1.0% to $69.3 million driven by acquisitions as internal revenue remained essentially flat. Laboratory margins in the fourth quarter continued to be impacted by the aforementioned economic environment. Our laboratory gross profit margin declined to 42.3% from 45.9% for the quarter ended December 31, 2008 and 2007, respectively, and our laboratory operating margin declined to 34.3% from 38.9% for the quarter ended December 31, 2008 and 2007, respectively.”

2009 Financial Guidance

Our financial guidance for 2009 is as follows:

  Revenue from $1.36 billion to $1.39 billion;
  Net income from $135.2 million to $141.1 million; and
  Diluted earnings per common share from $1.56 to $1.63.

Conference Call

We will discuss our company's fourth quarter and annual 2008 financial results during a conference call today, February 19, 2009, at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call via telephone by dialing 800-259-2693. Interested parties should call at least ten minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our financial guidance for fiscal year 2009. Actual results may and likely will differ materially from the guidance provided in this release. Among the important factors that could cause actual results to differ are: a material adverse change in our financial condition or operations; the impact of adverse trends in the general economy on the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue and expenses at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of our recent acquisitions and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for some of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2007, and our Report on Form 10-Q for the quarter ended September 30, 2008, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue:
Animal hospital	$229,043	$209,298	$959,395	$844,344
Laboratory	69,318	68,622	304,952	295,695
Medical technology	12,944	13,925	51,177	46,823
Intercompany	(8,136)	(7,687)	(38,054)	(30,717)
	303,169	284,158	1,277,470	1,156,145

Direct costs	229,297	214,837	934,833	834,724

Gross profit:
Animal hospital	40,142	33,588	184,185	163,053
Laboratory	29,294	31,466	142,783	143,072
Medical technology	4,571	4,522	18,028	15,879
Intercompany	(135)	(255)	(2,359)	(583)
	73,872	69,321	342,637	321,421

Selling, general and administrative expense:
Animal hospital	5,327	5,270	22,142	21,562
Laboratory	5,502	4,776	20,816	19,648
Medical technology	2,835	3,139	12,337	11,528
Corporate	9,073	7,881	35,432	34,139
	22,737	21,066	90,727	86,877

Write-down and loss on sale of assets	201	448	234	1,323

Operating income	50,934	47,807	251,676	233,221

Interest expense, net	7,190	8,129	28,559	29,503
Other (income) expense	(73)	89	(97)	315
Minority interest	886	694	4,011	3,755
Income before provision for income taxes	42,931	38,895	219,203	199,648
Provision for income taxes	17,240	14,272	86,219	78,636
Net income	$25,691	$24,623	$132,984	$121,012

Diluted earnings per share	$0.30	$0.29	$1.55	$1.41
Shares used for computing diluted earnings per share	85,227	86,080	85,700	85,716

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$88,959	$110,866
Trade accounts receivable, net	43,453	42,650
Inventory	26,631	25,517
Prepaid expenses and other	18,800	15,307
Deferred income taxes	15,938	14,402
Prepaid income taxes	5,287	8,160
Total current assets	199,068	216,902
Property and equipment, net	263,443	214,020
Other assets:
Goodwill	922,057	821,967
Other intangible assets, net	35,645	22,373
Deferred financing costs, net	1,067	1,537
Other	27,758	9,912
Total assets	$1,449,038	$1,286,711

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term obligations	$7,771	$7,886
Accounts payable	26,087	28,092
Accrued payroll and related liabilities	42,840	38,341
Other accrued liabilities	46,424	42,074
Total current liabilities	123,122	116,393
Long-term obligations, less current portion	544,860	552,294
Deferred income taxes	47,331	28,197
Other liabilities	9,890	11,236
Minority interest	12,846	10,207
Stockholders' equity:
Common stock	85	84
Additional paid-in capital	308,674	296,037
Retained earnings	408,582	275,598
Accumulated other comprehensive loss	(6,352)	(3,335)
Total stockholders' equity	710,989	568,384
Total liabilities and stockholders' equity	$1,449,038	$1,286,711

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$132,984	$121,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,911	27,049
Amortization of debt costs	470	368
Provision for uncollectible accounts	5,187	5,053
Write-down and loss on sale of assets	234	1,323
Share-based compensation	7,176	4,584
Minority interest in income of subsidiaries	4,011	3,755
Distributions to minority interest partners	(3,987)	(3,388)
Deferred income taxes	20,425	10,940
Excess tax benefit from exercise of stock options	(1,769)	(7,866)
Other	101	(113)
Changes in operating assets and liabilities:
Accounts receivable	(5,674)	(2,687)
Inventory, prepaid expenses and other assets	(6,981)	(4,712)
Accounts payable and other accrued liabilities	(2,515)	7
Accrued payroll and related liabilities	4,863	1,154
Prepaid income taxes	6,885	13,897
Net cash provided by operating activities	193,321	170,376
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(126,702)	(215,523)
Real estate acquired in connection with business acquisitions	(17,593)	(7,962)
Property and equipment additions	(55,045)	(48,714)
Proceeds from sale of assets	1,775	1,674
Other	(15,146)	(780)
Net cash used in investing activities	(212,711)	(271,305)
Cash flows from financing activities:
Repayment of long-term obligations	(7,790)	(8,238)
Proceeds from the issuance of long-term obligations	-	160,000
Borrowings on revolving credit facility	35,000	-
Repayment on revolving credit facility	(35,000)	-
Payment of financing costs	-	(926)
Proceeds from issuance of common stock under stock option plans	3,606	7,989
Excess tax benefit from exercise of stock options	1,769	7,866
Net cash (used in) provided by financing activities	(2,415)	166,691
Effect of currency exchange rate changes on cash and cash equivalents	(102)	-
(Decrease) increase in cash and cash equivalents	(21,907)	65,762
Cash and cash equivalents at beginning of period	110,866	45,104
Cash and cash equivalents at end of period	$88,959	$110,866

VCA Antech, Inc.
Supplemental Operating Data
(In thousands, except per share amounts)

Table #1

Impact of workers' compensation adjustment on diluted earnings per share:	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Workers' compensation adjustment, net of tax	$2,005	$2,167	$2,005	$2,167
Shares used for computing diluted earnings per share	85,227	86,080	85,700	85,716
Impact of workers' compensation adjustment on diluted earnings per share (1)	$0.02	$0.03	$0.02	$0.02

(1) The impact of the workers' compensation adjustment may not calculate exactly due to rounding.

Table #2

Workers' compensation adjustment	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Included in direct costs:
Animal Hospital	$2,457	$2,655	$2,457	$2,655
Laboratory	456	493	456	493
Medical Technology	30	62	30	62
	2,943	3,210	2,943	3,210
Included in selling, general and administrative expense:
Animal Hospital	109	121	109	121
Laboratory	97	104	97	104
Medical Technology	27	-	27	-
Corporate	106	113	106	113
	339	338	339	338
Total workers' compensation adjustment	3,282	3,548	3,282	3,548
Tax benefit	(1,277)	(1,381)	(1,277)	(1,381)
Workers' compensation adjustment, net of tax	2,005	2,167	2,005	2,167

VCA Antech, Inc.
Supplemental Operating Data - Continued
(In thousands)

Table #3

Selected consolidated balance sheet data			December 31,
			2008	2007

Debt:
Revolving credit facility			$-	$-
Senior term notes			522,282	527,675
Other debt and capital leases			30,349	32,505
Total debt			$552,631	$560,180

Table #4

Selected expense data	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Rent expense	$11,090	$9,755	$42,709	$36,864

Depreciation and amortization included in direct costs:
Animal hospital	$5,517	$4,825	$21,464	$17,353
Laboratory	1,936	1,713	7,269	6,356
Medical technology	103	304	1,032	1,201
Intercompany	(177)	(105)	(591)	(386)
	7,379	6,737	29,174	24,524
Depreciation and amortization included in selling, general and administrative expense	770	548	2,737	2,525
Total depreciation and amortization	$8,149	$7,285	$31,911	$27,049

Share-based compensation included in direct costs:
Laboratory	$147	$159	$758	$661

Share-based compensation included in selling, general and administrative expense:
Animal hospital	341	297	1,568	1,193
Laboratory	290	179	1,097	731
Medical technology	67	30	208	111
Corporate	1,022	490	3,545	1,888
	1,720	996	6,418	3,923
Total share-based compensation	$1,867	$1,155	$7,176	$4,584

CONTACT:
VCA Antech, Inc.
Tomas Fuller, Chief Financial Officer
310-571-6505